Exhibit No. (10)o

Outside Directors’ Compensation
(Effective January 1, 2017)

Each Outside Director of Kimberly-Clark Corporation will receive the following compensation for his or her services as a director, in accordance with the terms of the Corporation’s 2011 Outside Directors’ Compensation Plan, as amended (the “Plan”). The compensation elements listed below supersede or are in lieu of all other cash or stock options currently set out under the Plan:

•
A cash retainer in the amount of $100,000, payable in quarterly installments in advance. No separate meeting fees will be payable for attending board and committee meetings. Outside Directors joining the Board during the year will receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter.

•
A grant of Restricted Share Units with a value of $180,000 on the grant date, based on the closing price for the Corporation’s common stock on that date (the “Grant Date Price”). This grant will be made effective as of the first business day of the year. Outside Directors joining the Board during the year will receive a pro-rata grant of Restricted Share Units upon the effective date of their election to the Board.

•
The Chairman of each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees will each receive an additional grant of Restricted Share Units with a value of $20,000 based on the Grant Date Price. This grant will be made effective as of the first business day of the year.

•
The Lead Director will receive an additional grant of Restricted Share Units with a value of $30,000 based on the Grant Date Price. This grant will be made effective as of the first business day of the year.

•
The Restricted Period for the Restricted Share Units shall commence on the date of grant and expire on the date each recipient retires from or otherwise terminates service on the Board. The Restricted Share Units may not be transferred during the Restricted Period.